Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-224615, 333-211025, 333-188169, 333-173852, 333-155805, 333-104929, and 333-103661) on Form S-8 of our reports dated February 23, 2024, with respect to the consolidated financial statements of Saia, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Atlanta, Georgia
February 23, 2024